Exhibit 23 (1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-226856) of Southwestern Electric Power Company of our report dated February 21, 2019 relating to the financial statements, which appears in the 2018 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 21, 2019